Exhibit 10.14

HSBC <LOGO>
Commercial Banking-GTRF Receivables Finance Division
CARM 150709/CM 150715

CONFIDENTIAL

THE DIRECTORS
HONG KONG HIGHPOWER TECHNOLOGY CO LIMITED
UNIT 12 15/F TECHNOLOGY PARK
18 ON LAI ST SHEK MUN SHATIN NT,
HONG KONG	1 September 2015

Dear Sirs

Offer Letter - Invoice Discounting / Factoring Agreement

With reference to our recent discussions, we are pleased to offer to provide you with debts purchase services. The services will be made available to you on the terms and subject to conditions set out in this letter as well as in the Invoice Discounting / Factoring Agreement between you and us (incorporating, amongst other things, our Standard Conditions For Invoice Discounting / Factoring (“Standard Conditions”) (together constituting the “Invoice Discounting / Factoring Agreement”)). These services are subject to review at any time and, in any event by 15 July 2016.

This is the Offer Letter referred to in the Invoice Discounting / Factoring Agreement between you and us. An expression used in this letter shall have the meaning given to it in the Invoice Discounting / Factoring Agreement, if such expression appears there.

A.         SERVICES OFFERED BY THE BANK

*	Credit Management - we provide services in respect of the collection of Debts and/or maintenance of a sales ledger in the manner from time to time determined by the Bank.

*	Debts shall be purchased on a disclosed basis as set out in Section E below.

*	Debts are purchased on a With Recourse basis.

*	Finance - we may give you the benefit of Prepayments.

The Hongkong and Shanghai Banking Corporation Limited
Commercial Banking Hong Kong
GTRF Receivables Finance Division
9/F. HSBC Building MongKok, 673 Nathan Road, MongKok, Kowloon
Tel: 3941 6211 Fax: 3418 4982 SWIFT: HSBCHKHH
Web Site : www.hsbc.com.hk

B.	BASIC TERMS OF FINANCE SERVICE

	1.	Funds In Use Limit (FIU Limit)	USD8,000,000.- or its equivalent

	2.	Discounting Charge (on Funds In Use)

At 2% per annum over 3 months LIBOR (London Interbank Offered Rate) which will be charged on a monthly basis or such other basis as the Bank may notify you from time to time.

For details of benchmark interest rates, please refer to the attached Appendix.

	3.	Prepayment Percentage / Funding Limit:	As specified in a Customer Limit Advice issued in respect of the relevant Customer.

	4.	Concentration Percentage:	100%.

	5.	Eligible Debt Grace Period:	60 days, unless otherwise specified in a Customer Limit Advice issued in respect of the relevant Customer.

C.	BASIC TERMS OF CREDIT PROTECTION SERVICE

1.	Credit Cover Percentage(s) / Credit Cover Limit(s) / Credit Protection Events:	As specified in a Customer Limit Advice issued in respect of the relevant Customer.

2.	First Loss:	Nil

We may in our own name take out credit insurance and/or appoint Correspondent Factor(s) to collect payment of the Debts.

D.	BASIC TERMS APPLICABLE TO ALL SERVICES

	1.	Customer(s):	To be approved by the Bank from time to time and as advised by the Bank to the Client.

	2.	Service Charge:	0.15% flat on the face value of the invoice for each Debt.

	3.	Maximum Terms of Payment:	120 days unless otherwise specified in a Customer Limit Advice issued in respect of the relevant Customer.

	4.	Maximum Invoicing Period:	30 days after the date of delivery of the Goods unless otherwise specified in a Customer Limit Advice issued in respect of the relevant Customer.

E.          NOTICE OF ASSIGNMENT FOR DEBTS AND COLLECTION

1.          The Debts of all Customers will be purchased on a disclosed basis (that is, giving the notices of assignment for the Debts) except as otherwise agreed by us in writing.

2.          The Debts shall be collected and paid into the designated account maintained by you with us and held on trust for us. However, we have the overriding right at any time to direct any Debt to be paid directly to us.

F.          DOCUMENTS REQUIRED

1.          You shall provide us with the following documents in each case in the form and substance satisfactory to us:-

(a)        the Invoice Discounting / Factoring Agreement made between you and us;

(b)        a certified extract of your board resolutions approving and authorizing the execution, delivery and performance of this letter and the Invoice Discounting / Factoring Agreement and designating the Authorized Person(s) in connection with the Invoice Discounting / Factoring Agreement;

(c)        all security documents referred to in Section G below; and

(d)        such other documents, terms or evidence that we may require from time to time.

No request for any Prepayment may be submitted prior to our receipt of the above documents.

2.         The following supporting documents are required in relation to each Debt:-

(a)        A copy of the confirmed purchase order (if applicable);

(b)        A copy of the invoice endorsed with and/or accompanied by a note in the form approved by us stating our interest as assignee; and

(c)        Evidence of Delivery of the Goods satisfactory to us.

3.          If we agree, you may provide us with the lists of the Debts (which shall include the names of Customers, invoices numbers, invoices amounts, due dates of the Debts as well as such other information as required by us) in lieu of the copies of the invoices in respect of the Debts. Notwithstanding this, you shall at any time, upon request by us, promptly provide us with the copies of the invoices evidencing the Debts.

G.         SECURITY AND OTHER DOCUMENTATION

As security for your obligations and liabilities to us under, inter alia, this letter and the Invoice Discounting / Factoring Agreement, we require to hold the following:-

I.          A Guarantee (limited to USD8,000,000.-) together with default interest and other costs and expenses from Shenzhen Highpower Technology Co Ltd, Springpower Technology (Shenzhen) Co Ltd and Huizhou Highpower Technology Co. Ltd together with Board Resolution in substantially the form of that enclosed with this facility letter. We enclose our standard form of Guarantee for your completion and return.

G.         SECURITY AND OTHER DOCUMENTATION (CONT’D)

2.          A Guarantee (limited to USD8,000,000.-) together with default interest and other costs and expenses from Pan Dangyu. We enclose our standard form of Guarantee for your completion and return.

3.          An assignment of credit insurance policy issued by Sinosure in favour of our Bank for the factored customers. Any changes to insurer’s cover must be notified to us immediately.

To comply with the Code of Banking Practice and guidance given by the Courts, the Bank needs to obtain your consent before it can provide a copy or summary of the facility, or information on your outstanding liabilities to the Bank, to any guarantor or other third party providing security (the “Surety”) or to the Surety’s advisors. In addition, if the Bank is obliged to make any formal demand for repayment because you have failed to settle an amount due following our customary reminder, the Bank will also need to provide the Surety with a copy of its demand letter. Whether or not the Bank has made the demand, the Bank will also need to provide the Surety with a copy of the latest statement of account and/or to give the Surety details of your outstanding liabilities to the Bank, whether actual or contingent. By accepting this letter, you are deemed to have consented to the Bank providing any of the aforesaid documents or information to the Surety, to the Surety’s solicitors and other professional advisers. Please note that if this consent is not given, the Bank will be unable to proceed with the transaction.

Please note that all costs and expenses (including legal fees) incurred by us in connection with the extension of these facilities and any matters arising therefrom are to be reimbursed by you on demand.

H.         SPECIAL TERMS

1.          Please note that Section 83 of the Banking Ordinance has imposed on us as a bank certain limitations on transactions with persons related to our directors or employees. In acknowledging this letter, you should advise us whether you are in any way related to any of our directors or employees within the meaning of Section 83 and in the absence of such advice we will assume that you are not so related. We would also ask, should you become so related subsequent to acknowledging this letter, that you immediately advise us in writing.

2.          Unless expressed in writing from you to the contrary, we may provide any information relating to any of your accounts with us and any facilities we may provide to you from time to time or their conduct or any other information concerning your relationship with us to any other company or office which at the relevant time belongs to or is part of the HSBC Group.

3.          Please note that our standard service charges arc stipulated in the Bank’s Tariff which is accessible at http://www.commercial.hsbc.com.hk/l/2/commercial/customer_service/tariffs. We will provide you with a hard copy of the Tariff at your request.

4.          This letter is governed by and construed in accordance with the laws of Hong Kong.

5.          In the event from time to time that the actual amount of Prepayment (as defined in the Invoice Discounting/ Factoring Agreement) exceeds the Availability, we may, at our sole and absolute discretion, debit such excess amount from your account(s) maintained with us.

6.          First drawdown is subject to successful pre-ledgcr debt verification with buyers or first buyer payment to the trustee account, whichever is earlier.

H.         SPECIAL TERMS (CON’T)

7.          Acknowledgement of notification letter from your customer(s) is required.

8.          All invoices billed to the factored buyers must bear our standard assignment clause

9.          Copies of all invoices billed to the factored buyers must be submitted to HSBC within 30 days after issuance, along with the relevant Proof of Delivery (POD) and Purchase Orders (if any).

10.        No selective assignment, i.e. all invoices including credit notes and debit notes to the proposed factoring buyers have to be assigned to HSBC.

11.        Sample invoices/ tooling invoices and debit notes will be excluded for financing.

12.        Contacts (valid email addresses and mailing addresses) of the factored buyers must be provided to us for debt verification and collection purposes.

13.        Notification letters (format and wording to be supplied by us) to your customer(s) shall be prepared under your company’s letterhead and returned to us for our despatch.

14.        You will be required for so long as these facilities are available to you to comply with the following undertaking(s)/covenant(s). Your compliance or otherwise with the following undertaking(s) /covenant(s) will not in any way prejudice or affect our right to suspend, withdraw or make demand in respect of the whole or any part of the facilities made available to you at any time. By signing this letter, you expressly acknowledge that we may suspend, withdraw or make demand for repayment of the whole or any part of the facilities at any time notwithstanding the fact that the following undertaking(s)/covenant(s)are included in this letter and whether or not you are in breach of any such undertaking(s)/covenant(s).

The Borrower, Hong Kong Highpower Technology Co Limited, hereby undertakes factored turnover of no less than USD10,000,000.- per annum. Otherwise, commitment fee equal to the shortfall amount (i.e. USD10,000,000.- minus factored invoice volume) times service charge of 0.15% on invoice value will be borne by the Client and calculated on pro-rata basis at the end of each quarter. Any applicable commitment fee will be added to the FIU balance not later than 15th day of the following month. Refund of commitment fee will be arranged if the minimum undertaking requirement for USD10,000,000.- can be met in 12 months from the facility commencement.

A set up fee of USD5,000.- will be charged to the debit of your current account upon receipt of your acceptance to this offer letter.

Please arrange for your authorised signatories to sign and return to us the duplicate copy of this letter with Appendix to signify your understanding and acceptance of the terms and conditions under which debts purchase services are offered.

This offer will remain open for acceptance until the close of business on 22 September 2015 and if not accepted by that date will be deemed to have lapsed.

We look forward to the development of a mutually beneficial and lasting relationship.

Yours faithfully For and on behalf of

The Hongkong and Shanghai Banking Corporation Limited

Vice President /ac

End

We agree to and accept all the terms and conditions set out above. For and on behalf of

Hong Kong Highpower Technology Co Limited

APPENDIX; DETAILS OF BENCHMARK RATES

Benchmark	Applicable Currency	Definition of Benchmark
London Interbank Offered Rate (LIBOR) *and 1	CHF EUR GBP JPY USD

“LIBOR” means, in relation to any advance, the applicable Screen Rate at or around 11:00 am London time two Business Days (or such other time or day as determined by the Bank if the market practice differs) before the proposed date of advance and, if any such rate is below zero, LIBOR will be deemed to be zero.

“Business Day” means a day other than a Saturday or Sunday on which banks are open for general business in London.

“Screen Rate” means the Relevant Administrator’s Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen provided that (a) if in the Bank’s sole determination its funding cost is in excess of LIBOR, the Bank may specify the cost of funding any facility or financial arrangement; or (b) if the screen page is replaced, not available or such service ceases to be available, the Bank may specify another page or service displaying the appropriate rate.

“Relevant Administrator” means ICE Benchmark Administration Limited or any other person to whom the administrator function of the LIBOR fixing process is transferred from time to time.

Note:

1.	Interpolated rates, which refers to rate calculated using linear interpolation method as recommended by The international Swaps and Derivatives Association (ISDA) for situation where there is no current quote available for below maturities:-
• LIBOR: 2 weeks, 4 months, 5 months, 7 months, 8 months, 9 months, 10 months and 11 months

*	For tenors where fixing is not published by the relevant administrator and the interpolated rate does not apply, the benchmark rate shall be the rate as specified by the Bank in its sole discretion as its cost of funding the relevant facility or financial arrangement.

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